EXHIBIT 5

[LETTERHEAD OF FASKEN MARTINEAU DuMOULIN LLP]

July 29, 2004

THE BOARD OF DIRECTORS OF
GOLDEN STAR RESOURCES LTD.
10901 West Toller Drive
Suite 300
Littleton, Colorado
80127-6312
U.S.A.

Dear Sirs:

Re:	Golden Star Resources Ltd.

We have acted as Canadian counsel for Golden Star Resources Ltd. (the “Corporation”), a corporation organized under the laws of Canada , in connection with the filing of a Registration Statement on Form S-4, as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of up to 195,652,174 common shares the Corporation (the “Securities”) under the 1933 Act.

We have examined such statutes, public and corporate records, certificates of public officials and other documents, and have made such other searches and investigations as we have considered necessary or appropriate for the purpose of the opinions set forth below. We have also reviewed and relied upon a certificate of an officer of the Corporation as to certain factual matters, a copy of which has been delivered to you today.

For the purposes of the opinions set forth in this letter, we have assumed, with respect to all documents examined by us, that all signatures are genuine, all individuals signing any documents had full legal capacity at all relevant times, all documents and records submitted to us as originals are authentic and complete and all documents and records submitted to us as certified, conformed or photostatic copies confirm to authentic and complete original documents.

Our opinions herein are restricted to the laws of the Province of Ontario and the federal laws of Canada applicable therein, as of the date of this opinion. We do not undertake to advise the addressee hereof as to any changes in the laws of the Province of Ontario or the federal laws of Canada applicable therein after the date of this opinion.

Based on and relying on the foregoing, it is our opinion that the Securities, if and when duly authorized by the Corporation in accordance with its articles, by-laws and applicable law, and issued as described in the Registration Statement will, upon such issuance, be issued as fully paid and non-assessable shares.

This opinion is being furnished for the sole benefit of the addressee hereof and may not be used, circulated, quoted, relied upon, distributed, or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP